UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 20, 2015

ALICO, INC.

(Exact name of registrant as specified in its charter)

Florida	0-261	59-0906081
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

10070 Daniels Interstate Court Fort Myers, Florida, 33913 (Address of principal executive offices)

Registrant’s telephone number, including area code: (239) 226-2000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 26, 2015, Alico, Inc. (the “Company”) announced that Kenneth Smith resigned as the Company’s Executive Vice President and Chief Operating Officer effective as of March 20, 2015. A copy of the press release announcing Mr. Smith’s resignation is attached as Exhibit 99.1 to this current report. The Company has entered into a separation and consulting agreement with Mr. Smith, dated as of March 20, 2015 (the “Separation and Consulting Agreement”), to govern certain compensation and post-employment matters and to provide for Mr. Smith’s service to the Company as a consultant for a three-year period following his resignation. Under the Separation and Consulting Agreement, Mr. Smith will be entitled, subject to his execution, delivery, and non-revocation of a general release of claims in favor of the Company, to the following benefits: (a) $525,000 in cash in a lump sum, (b) an annual consulting fee of $200,000 during the period commencing on his resignation date and ending on second anniversary of his resignation date, subject to his continuing to provide services to the Company (the amounts described in clauses (a) and (b), the “Consulting Fees”), and (c) if, as of the third anniversary of his resignation date, annualized revenues in respect of certain Company water projects equal or exceed certain thresholds, then an amount up to $300,000 in cash in a lump sum (depending on such revenues), subject to his continuing to provide services to the Company (the amount in clause (c), the “Third Year Payment”). The Separation and Consulting Agreement also provides that, if Mr. Smith’s consulting services are terminated by the Company without cause during the consulting period, he will be paid the amount of any unpaid Consulting Fees under the Separation and Consulting Agreement and continue to be eligible to receive the Third Year Payment.

The Separation and Consulting Agreement also contains customary restrictive covenants, including confidentiality, noncompetition, nonsolicitation, and nondisparagement covenants.

Item 9.01. Financial Statements and Exhibits

(d)       Exhibits.

Exhibit No.	Description
99.1	Press Release, dated March 26, 2015

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALICO, INC.

Date: March 26, 2015	By:
	Name:	W. Mark Humphrey
	Title:	Senior Vice President and Chief Financial Officer

3